Exhibit 99.3

NEW ORIENTAL ENERGY & CHEMICAL CORP.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People’s Republic of China  464200

August 27, 2010

VIA EMAIL (moira.keith@nasdaqomx.com)

The Nasdaq Stock Market, Inc.
Listing Qualifications
9600 Blackwell Road, Suite 500
Rockville, MD  20850
Attention: Moira Keith

Re:	New Oriental Energy & Chemical Corp.

Dear Ms. Keith,

I am the Chief Financial Officer of New Oriental Energy & Chemical Corp. and I am writing on behalf of the Company in connection with your letter dated July 6, 2010 regarding the Company’s non compliance with the minimum stockholders’ equity requirement of $2,500,000 for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(b)(1).  The Company’s management acknowledges that its stockholders’ equity of $1,225,480 as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and ($470,784) as reported in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 are below the minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.  The Company’s management has discussed the Company’s non-compliance and the actions possible to bring the Company back into compliance and has taken the actions described in this letter to address the Company’s non-compliance.

The Company has just entered into agreements with two former shareholders, Long Triumph Investments Limited and Intellect Goal Investments Limited, for the conversion of $700,000 and $739,899 of debt, respectively, into shares of common stock of the Company at a conversion rate of $1.00 per share, which is above the current market price for the Company’s common stock.  This debt represents advances made from time to time to pay expenses on behalf of the Company.  Copies of the execution versions of the agreements with Long Triumph Investments Limited and Intellect Goal Investments Limited are attached to this letter as Schedule A for your reference.

The Company is currently negotiating with related parties to enter into similar agreements for the conversion of $1,473,101 of loans into shares of common stock of the Company at the same conversion rate of $1.00 per share.  The Company anticipates that these agreements will be finalized and executed in the very near future.

The Company is currently preparing the appropriate forms for filing with the Securities and Exchange Commission disclosing the transactions described above and the NASDAQ Notification of Listing of Additional Shares for the common stock of the Company being issued in connection with those transactions and will submit them within the next few business days.

The Company has prepared pro forma balance sheets demonstrating the effect of the transactions described above and showing the anticipated shareholders’ equity after giving effect to the conversion of the debt into shares of common stock of the Company.  The pro forma balance sheet is attached to this letter as Schedule B for your reference.

After giving effect to the conversions of debt described above, the Shareholders’ Equity of the Company will still be approximately $57,000 below the minimum stockholders’ equity requirement of $2,500,000 for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(b)(1).

The Company is exploring all possible approaches in order to meet the stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, including the following:

1.
In May of this year, the Company sold 1,460,000 million units ("the Units") through a private placement transaction.  Each Unit consisted of 1 share of common stock, and a warrant to purchase one-half of one share of common stock (the "Warrants").  The Warrants have an exercise price of two dollars ($2.00) and are not exercisable for the first six months following their issuance (they will be exercisable in November).  The Company is negotiating with the holders of the Warrants to lower the exercise price of the Warrants in order to provide an incentive for these investors to exercise their Warrants. Since the current market price of the Company’s common stock is below the exercise price of $2.00, the Company is negotiating with the holders of the Warrants to reduce the Warrant exercise price to $1.00.

2.
Management of the Company is discussing whether to provide their personal funds for additional paid-in-capital of the Company in order to help the Company meet the stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.

3.
The Company has an additional RMB70M in loans from related parties, and is negotiating with these related parties regarding the conversion of these loans into common stock of the Company in order to meet the stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.

In addition, the management of the Company is certain that, given the current industry trends and the Company’s recent improvements in its revenues, the Company will improve its performance in the coming fiscal quarters and overcome the remaining shortfall in its shareholders’ equity.  While the past two years have been a difficult time for the Company, with it experiencing consecutive periods of losses, the industry has recently changed dramatically.  Most of the Company’s competitors in the fertilizer market have struggled as well, and very few can meet the more stringent emission standards that are being announced, which has resulted in many of them are being forced to close their businesses.  In addition, Sinopec, the biggest manufacturer in the fertilizer industry, just announced that it will cease producing fertilizer business from the third quarter of this year and will not consider resuming fertilizer production until 2015.  The management of the Company is certain that it will see the sales results of its core fertilizer product increase in China, due to the sharp increase in export orders for fertilizers in from August due to seasonal demand, and will see the improvement in the price of its other principal products, DME and Methanol.  With these improvements, the management of the Company is certain that it will achieve break-even or a little profit by the end of the year.

In addition, the Company is currently in negotiations with HENANWEITE Wind Power Co., Ltd. for the acquisition of a wind power station to increase its revenue base and expand its product offerings and expects to complete its diligence phase and enter into agreements by the end of September.

The Company has maintained a good and supportive relationship with its shareholders and management throughout the difficult period of the past two year and now the Company is projecting that it will make a profit shortly, the management of the Company is asking that NASDAQ to provide the Company with the opportunity to further improve its Shareholders’ Equity and regain and maintain its compliance with the stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.

If you have any questions or require anything further in connection with this letter, please do not hesitate to contact myself or the Company’s legal counsel, Robert Matlin (212-536-4066) or Aaron Menzi (212-536-4883).

Yours sincerely,

/s/ Dong Lai Li

Dong Lai Li
Chief Financial Officer

cc:	Robert S. Matlin, Esq.
Aaron W. Menzi, Esq.